EXHIBIT 10.15

PURCHASE ORDER PURCHASE AGREEMENT

THIS PURCHASE ORDER PURCHASE AGREEMENT (“Agreement”) is made and entered into this ___h day of __________, 2016 by and between _______________________, a( ) _____________________, with its place of business located at __________________________________ (“Purchaser”) and PayMeOn Brands, Inc., a Florida corporation with its place of business located at 2599 North Federal Highway, Fort Lauderdale, Fl 33305 (“Client”)

WITNESSETH:

WHEREAS, Client desires to obtain funds for operation of its business through the sale of Purchase Orders acceptable to Purchaser; and

WHEREAS, Purchaser is willing to purchase Accepted Purchase Orders, as that term is defined hereinafter, from Client according to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Sale of Purchase Orders; Maximum Facility Amount. Client shall from time to time, at Client’s option, sell, transfer and assign all of its right, title and interest in and to Accepted Purchase Orders to Purchaser, together with all inventory described therein (if any) and monies due or which may become due upon such Accepted Purchase Orders (as defined below). Accepted Purchase Orders shall be identified by separate and subsequent written assignments on a form to be provided to Client by Purchaser, however, in the absence of such separate written assignment, this Agreement shall be deemed to evidence the assignment of such Accepted Purchase Orders sold.

The initial maximum facility amount shall be up to Fifty Thousand and No/100 Dollars ($50,000.00) (“Maximum Facility Amount”). In this regard, Purchaser shall not be obligated to advance, employ and/or fund more than the Maximum Facility Amount at any given time during the term of this Agreement in connection with any Accepted Purchase Orders.

2. Approval. Client shall submit Accepted Purchase Orders to Purchaser for approval, which approval may be denied by Purchaser in its sole discretion, with or without cause.

3. Purchase Price. Purchaser agrees to purchase Accepted Purchase Orders from Client at a price to be mutually agreed upon (the “Purchase Price”), and detailed on SCHEDULE A.  Upon receipt of the Purchase Price, Client agrees to immediately forward any required amounts due for inventory to supplier, such amount to be sufficient to ensure that supplier will deliver goods. The acceptance and the providing of the Purchase Price by Purchaser will result in the creation of Accepted Purchase Orders. In connection with Purchaser’ approval process for all orders from domestic suppliers which require that Client make a cash payment to the supplier prior to shipment of the goods which are the subject of the Purchase Order, Client shall provide to Purchaser a letter agreement from each supplier of the goods which will include an unconditional irrevocable agreement by the supplier to ship the goods in accordance with the instructions of Purchaser, including, a date before which the goods must be shipped, and an agreement from the supplier that they will ship the goods which are the subject of the Purchase Order regardless of who the end user is, and without any setoffs, counterclaims, or any other claims against Client.

4. Submission of Purchase Orders. When submitting Purchase Orders for possible purchase by Purchaser, Client shall forward to Purchaser the original and one copy of each such Purchase Order, and such other documents in a form satisfactory to Purchaser as may be required by Purchaser. All information contained on Purchase Orders shall be verified by Purchaser to ensure, to Purchaser’s satisfaction, that the information contained in each respective Purchase Order is reasonable and feasible

(in terms of manufacturing capability, price, and delivery date). Under no circumstances will Purchaser be facilitating the purchase of inventory by the Client which is not immediately being sold by Client under the terms of a Purchase Order.

5. Accepted Purchase Orders; Quality Inspection; Warehousing. Purchaser shall advise Client, in writing, of its acceptance (an “Accepted Purchase Order”) or rejection of a submitted complete Purchase Order (with all necessary attachments) within two (2) business days following receipt of the items set out in the preceding paragraph. Purchaser may arrange, in Purchaser’ sole and absolute discretion, for an independent pre-shipment quality inspection of the goods before Client ships them to the customer/end-buyer.

6. Recourse. Purchaser shall be entitled to immediate and full recourse against and repayment by Client and to demand payment with respect to any Accepted Purchase Orders for the full Purchase Price, if one of the following events occurs:

a. An Accepted Purchase Order is not filled and invoiced to a customer within forty-five (45) days following payment of the Purchase Price regardless of the reason.

b. A credit problem, as defined as a customer’s inability to pay debts as they become due because of insolvency, the filing of a voluntary petition in bankruptcy, the termination of business and the like, regardless of the validity of any such problem.

c. A credit dispute, as defined as a claim by any customer against Client, of any kind whatsoever that reduces the amount collectable from customer, arising from any kind of disagreement between customer and Client, valid or invalid, at any time, both before and/or after signing of this Agreement, regardless of the validity of any such dispute.

d. Client breaches any warranty, representation or promise in this Agreement, or when any representation or warranty made by Client is deemed to be untrue in Purchaser’ sole but reasonable discretion.

e. Client contributes to or aggravates in any manner the credit problems of a customer.

f. A customer alleges a claim of loss or offset of any kind against Client or Purchaser, regardless of the validity of any such claim or offset.

g. An incorrect, mistaken and/or erroneous Purchase Order is submitted by Client to Purchaser.

h. Any circumstance arises which, in Purchaser’ commercially reasonable judgment, may delay, prevent or threaten to delay or prevent payment of the Account or Invoice(s) on an Account in full to the Purchaser.

i. Any fraudulent act committed by Client or a Customer.

j. Non-payment within forty-five (45) days after purchase of an Accepted Purchase Order to Purchaser of the Purchase Price, Fees and all other sums due hereunder with respect to an Accepted Purchase Order, whether by a customer invoiced for such Accepted Purchase Order or otherwise, regardless of the reason.

7. Remedies. Within ten (10) business days following Purchaser’ demand for payment, Client will pay to Purchaser an amount equal to the full Purchase Price of any Accepted Purchase Order with respect to which any one or more of the events set forth in paragraph 7 above has occurred, plus all Fees, regardless of the validity of any such event. If Purchaser does not receive full payment therefore within the time provided herein, Purchaser shall have, in addition to all other remedies provided for under this Agreement and by law, the right to:

a. Withdraw from and off-set such amount to any sums, monies or other properties then or thereafter, in Purchaser’ possession or in transit and any future Purchase Prices coming due the Client, and to charge-back or sell back the Accepted Purchase Order to the Client.

b. Notify any Account debtor/customer of Client to make payments directly to Purchaser, irrespective of whether such Account has been purchased by Purchaser.

c. Exercise any and all remedies available to Secured Parties under the Uniform Commercial Code.

8. Notice of Dispute. Client represents and warrants that upon execution of this Agreement and at the time Purchaser purchases an Accepted Purchase Order, that no defense, offset, or counterclaim shall exist with respect to any Accepted Purchase Order. Client shall provide written notice to Purchaser within twenty-four (24) hours of Client obtaining any knowledge from any source of any dispute, disagreement or irregularity of any kind between the Client and a customer. Purchaser shall have the right, but not the obligation, to settle any dispute with respect to such Accepted Purchase Order with any customer; however, any such settlement shall not relieve Client from the responsibility of having to make full payment on such Accepted Purchase Order.

9. Payments Received by Client. Client warrants and represents that at the time Purchaser purchases an Accepted Purchase Order, no payment will have been made by the customer named therein, either to or for the benefit of the Client, with respect to such Purchase Order. In the event that Client receives a payment that is the property of Purchaser, Client shall be deemed to have received same, in trust for Purchaser, and Client shall immediately turn over such payment, in kind, to Purchaser. In the event that Client receives a payment which is comprised of moneys belonging partially to Client and partially to Purchaser, Client shall immediately turn over said payment, in its original form/entirety, duly endorsed over, to Purchaser, and Purchaser shall, upon clearance by Purchaser’ bank of the payment instrument, forward a check to Client for Client’s portion of the payment.

10. Representations and Warranties of Client; Product Warranties. Client hereby represents and warrants that:

a. Client is a corporation, validly formed, existing in the State of Florida, and is in good standing under the laws of the State of Florida, and is properly licensed and authorized to operate its business in any other jurisdiction in which it conducts business.

b. The execution, delivery, and performance by Client of this Agreement and all agreements and documents described herein does not constitute a violation of any law, regulation, judgment, order, contract, charter, by-laws, or other instrument to which Client is a party or is otherwise bound or subject.

c. Each Purchase Order shall represent an accurate and undisputed statement of bona fide purchase by a customer for inventory and/or merchandise from Client in the ordinary course of the Client’s business for a sum certain which will be due and payable arising out of a bone fide sale, delivery and acceptance of such merchandise or performance of service by Client to Customer in the ordinary course of Client’s business, and no person, firm or corporation shall have any lien on, or claim to, such accounts or to the merchandise described thereon or any part thereof.

d. Client shall not, under any circumstances, interfere with Purchaser’s rights under this Agreement in any manner whatsoever.

e. Client has not and shall not transfer, assign, or pledge any of its Accounts and Inventory (as such terms are defined in the Uniform Commercial Code) and shall not grant a security interest therein, to any party other than Purchaser and Factor

f. Client has not transferred, pledged or granted a security interest in its assets, or any of them, which Client has not fully disclosed in writing to Purchaser, dated the date hereof.

g. Client shall maintain its assets in good order and repair and shall maintain a policy or policies of insurance thereon, with such carriers and in such amounts and with such deductibles reasonably satisfactory to Purchaser in all respects. Additionally, Client shall maintain adequate product liability and cargo insurance, satisfactory to Purchaser in all respects, naming Purchaser as a loss payee.

h. Client shall not sell, assign, pledge or encumber its assets, including without limitation, its inventory and equipment, or this Agreement or any rights whatsoever hereunder, without Purchaser’ express written consent and approval.

i. Client will maintain such insurance covering Client’s business and/or the property of Client’s customers as is customary for businesses similar to the business of Client and name Purchaser as loss payee of such insurance with respect to all of Client’s inventory as its interests may appear.

j. Client will notify Purchaser, in writing, prior to any change in the location of Client’s place(s) of business or the location or relocation of any of its inventory, or, if Client has or intends to acquire any additional place(s) of business, or prior to the office or offices where Client’s books and records concerning accounts are located, or its state of incorporation or organization.

k. Client will immediately notify Purchaser, in writing, of any proposed change of Client’s name, identity, legal entity, entity structure, use of additional trade name(s), and/or any proposed change in any of the officers, principals, partners and/or owners of Client.

l. Client will pay all applicable customs duties, brokers’ fees, shipping fees and warehouse fees which charged on the inventory which is the subject of the Purchase Orders, and will, upon request of Purchaser, provide evidence of the payment of all such items.

m. All goods purchased and sold by Client shall be new, in salable condition, and be in compliance with all applicable federal, state and local laws, rules and ordinance.

11. Grant of Security Interest.

a. As a further inducement for Purchaser to enter into this Agreement as collateral security for any and all obligations now or hereafter owing by Client to Purchaser, whether direct or indirect, absolute or contingent, Client hereby gives and grants to Purchaser, as collateral security for the payment or repayment and performance of any and all obligations now or hereafter owing by Client to Purchaser, whether direct or indirect, absolute or contingent, a first lien security interest in all of Client’s Accounts created as a result of Purchase Orders financed or purchased by Purchaser hereunder and all inventory (as such terms are defined in the Florida Uniform Commercial Code) and any and all products and/or proceeds of the foregoing and all insurance policies and proceeds covering and all records pertaining to the foregoing (collectively the “Collateral”), to be and remain effective during any time when any indebtedness or obligation whatsoever exists by Client to Purchaser.

b. Client does hereby authorize Purchaser to file such UCC-l Financing Statement(s) as Purchaser shall require, including, without limitation, UCC-1 financing statements that describe the collateral as all assets of the Client, now existing and hereafter arising, wherever located, or similar language.

12. Power of Attorney. In order to facilitate performance of this Agreement, Client irrevocably appoints Purchaser, or any person(s) designated by Purchaser, as its attorney in fact, which said appointment is coupled with an interest and shall remain in full force and effect until all Purchase Prices of Purchase Orders sold to Purchaser have been paid in full and all obligations of Client to Purchaser have been fully satisfied and discharged, with full power to;

a. Strike or cover Client’s address on all invoices and statements of Account mailed or to be mailed to Customers and to substitute thereon the designated address.

b. Receive and open all mail addressed to Client, or to Client’s trade name at Purchaser’ address and the designated address.

c. Endorse the name of Client or Client’s trade name on any checks or other evidences of payment that come into Purchaser’ possession on accounts receivable of Client owing to Purchaser by Client or on which Purchaser holds a security interest and on any invoices or other documents relating to any of such

Accepted Purchase Orders and deposit same into any account of Purchaser, or such other account as Purchaser shall choose.

d. Set up a doing business as (d/b/a) with a name similar to Client’s and open bank accounts under such name.

e. Execute on behalf of Client UCC-l and/or UCC-3 Financing Statement(s) and/or any notices or other documents necessary or desirable to carry out the purpose and intent of this Agreement, and to do any and all things reasonably necessary and proper to carry out the purpose and intent of this Agreement.

f. Instruct the United States Postal Service to redirect all mail addressed to Client, or to Client’s trade name to Purchaser’ address.

g. Endorse and deal with any bills of lading covering any inventory.

During the term of this Agreement, Purchaser shall be permitted to perform, in Purchaser’ sole and absolute discretion, field examinations at the offices of the Client. Said examinations shall be conducted upon reasonable notice and at reasonable times.

13. Default. Any one or more of the following shall represent a default (“Event of Default”) under this Agreement:

a. The failure of Client to pay any Purchase Price, Fee, or any other indebtedness to Purchaser when due.

b. The breach by Client of any term, provision, warranty, representation or promise made hereunder or under any other agreement between Purchaser and Client.

c. The appointment of a receiver or trustee of all or a substantial portion of the assets of the Client, the insolvency of Client or the inability of Client to pay debts as they mature, or an assignment by Client for the benefit of creditors, or the voluntary or involuntary filing of a petition in bankruptcy court or a similar proceeding in any court by the Client of Client’s obligations hereunder.

d. The furnishing at any time to Purchaser of a materially false or inaccurate document, representation, warranty, or other information, whether financial or otherwise.

e. The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Client (“Obligor”) to any third party under any agreement or undertaking.

f. A federal or state tax lien is filed against any of Client’s properties.

g. The Collateral or any portion thereof is taken on execution or other process of law.

h. Collateral with a book value of $25,000.00 or more, as determined from the Client's books, is lost, destroyed, stolen, or substantially damaged, and such loss, destruction, theft, or damage is not covered by insurance, or the Collateral, or any portion thereof, is voluntarily or involuntarily taken on execution or other process of law.

i. Commencement of a foreclosure action or proceeding by any third party against the Collateral.

j. The sale, lease, transfer or other disposition of all or substantially all of its assets or properties, other than inventory sold in the ordinary course of business and as necessary to replace obsolete equipment.

14. Remedies. In the Event of a Default, Purchaser shall have the right to do the following, in addition to any other remedies provided hereunder or by law:

a. Declare any and all indebtedness owing by Client to Purchaser to be immediately due and payable.

b. Enforcing the security interest granted herein.

c. Require Client to assemble the Collateral and the records pertaining to all Accepted Purchase Orders and/or Inventory and produce them to Purchaser at such time and place as Purchaser designates.

d. Enter the Client’s premises and take possession of the Collateral and of all records pertaining to the Accepted Purchase Orders and/or any other Collateral.

e. In connection with the assembly and/or disposition of any Collateral, to use any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Clients.

f. Return to Client any surplus realized and hold Client liable for any deficiency as provided in the Uniform Commercial Code or by state law.

g. Collect post-default damages (in addition to all advances, Purchaser Price(s) and Fees as well as all other sums due hereunder) equal to three and one-half percent (3.50%) of the amount demanded by Purchaser for each thirty (30) day period or portion thereof following Purchaser’ demand for payment until such demanded sums are paid in full.

h. To collect any and all sums due hereunder or otherwise from Client to Purchaser, initiate electronic debit entries through the ACH system to Client’s account or any other deposit account maintained by Client wherever located, and to initiate as necessary credit entries and other adjustments as to any debit entries made in error.

15. IT IS THE INTENTION OF THE PARTIES HERETO THAT THE TRANSACTION AS TO ALL PURCHASE ORDERS, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF PURCHASE ORDERS AND THE UNDERLYING INVENTORY AND ACCOUNTS AND AS SUCH, THE CLIENT SHALL HAVE NO LEGAL OR EQUITABLE INTEREST IN SUCH PROPERTY SOLD. NEVERTHELESS, IN THE EVENT ANY PORTION OF THIS TRANSACTION IS CHARACTERIZED AS A LOAN, THE PARTIES HERETO INTEND TO CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT. IN FURTHERANCE THEREOF SUCH PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST IN EXCESS OF THE MAXIMUM RATE (AS HEREINAFTER DEFINED) FROM TIME TO TIME IN EFFECT. NEITHER CLIENT, NOR ANY OTHER PERSON HEREAFTER BECOMING LIABLE FOR THE PAYMENT OF THE OBLIGATIONS UNDER THIS AGREEMENT, SHALL EVER BE LIABLE FOR ANY OBLIGATION THAT MAY BE CHARACTERIZED AS UNEARNED INTEREST THEREON OR SHALL EVER BE REQUIRED TO PAY ANY OBLIGATION THAT MAY BE CHARACTERIZED AS INTEREST THEREON IN EXCESS OF THE MAXIMUM AMOUNT THAT MAY BE LAWFULLY CHARGED UNDER APPLICABLE LAW FROM TIME TO TIME IN EFFECT, AND THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT WHICH MAY BE IN CONFLICT THEREWITH. IF ANY INDEBTEDNESS OR OBLIGATION OWED BY CLIENT HEREUNDER IS DETERMINED TO BE IN EXCESS OF THE LEGAL MAXIMUM, OR PURCHASER SHALL OTHERWISE COLLECT MONEYS WHICH ARE DETERMINED TO CONSTITUTE INTEREST WHICH WOULD OTHERWISE INCREASE THE INTEREST ON ALL OR ANY PART OF SUCH OBLIGATIONS TO AN AMOUNT IN EXCESS OF THAT PERMITTED TO BE CHARGED BY APPLICABLE LAW THEN IN EFFECT, THEN ALL SUCH SUMS DETERMINED TO CONSTITUTE INTEREST IN EXCESS OF SUCH LEGAL LIMIT SHALL, WITHOUT PENALTY, BE PROMPTLY APPLIED TO REDUCE THE THEN OUTSTANDING OBLIGATIONS OR, AT PURCHASER' OPTION, RETURNED TO CLIENT OR THE OTHER PAYOR THEREOF UPON SUCH DETERMINATION. IF AT ANY TIME THE RATE AT WHICH INTEREST IS PAYABLE HEREUNDER EXCEEDS THE MAXIMUM RATE, THE AMOUNT OUTSTANDING HEREUNDER SHALL CEASE BEARING INTEREST UNTIL SUCH TIME AS THE TOTAL AMOUNT OF INTEREST ACCRUED HEREUNDER EQUALS (BUT DOES NOT EXCEED) THE MAXIMUM RATE APPLICABLE HERETO. AS USED IN THIS SECTION, THE TERM "APPLICABLE LAW" MEANS THE LAWS OF THE STATE OF FLORIDA OR, IF DIFFERENT, THE LAWS OF THE STATE OR TERRITORY IN WHICH THE CLIENT RESIDES, WHICHEVER LAW

ALLOWS THE GREATER RATE OF INTEREST, AS SUCH LAWS NOW EXIST OR MAY BE CHANGED OR AMENDED OR COME INTO EFFECT IN THE FUTURE AND THE TERM "MAXIMUM RATE" MEANS THE MAXIMUM NONUSURIOUS RATE OF INTEREST THAT PURCHASER IS PERMITTED UNDER APPLICABLE LAW TO CONTRACT FOR, TAKE, CHARGE OR RECEIVE WITH RESPECT TO THE OBLIGATIONS.

16. Termination. Client hereby agrees that for a period of twelve (12) months it may only sell its Purchase Orders to Purchaser under the terms and conditions of this Agreement, should it decide to sell any such Purchase Orders (the “Term”). Thereafter, this Agreement shall renew for additional twelve (12) month periods unless either Client or Purchaser terminates the relationship by providing the other with thirty (30) days prior written notice; provided, however, that no such termination shall terminate or otherwise affect Client’s obligations hereunder incurred or accrued prior to such termination. Following any termination, Client shall remain fully liable to Purchaser for any Purchase Orders purchased before such termination, and Purchaser will continue to hold a security interest in the Collateral until all existing indebtedness of Client to Purchaser has been indefeasibly satisfied and paid in full, and Client provides a general release in favor of Purchaser

17. Indemnification. Client does hereby indemnify and hold Purchaser and its officers, owners, employees, agents, affiliates and subsidiaries harmless against any and all liability, claims, suits, demands, damages, costs, expenses, and/or ill-will, including all costs and reasonable attorneys’ fees, brought, threatened or incurred by or against Purchaser arising out of or from (i) Purchaser’ collecting or attempting to collect any Account or to liquidate any Inventory; (ii) the failure of Client to pay withholding taxes due and payable to any taxing authority; (iii) the Client’s breach of any representation or warranty or covenant or other undertaking as contained in the Agreement; (iii) any product liability, including, without limitation, all claims under or with respect to Client’s product warranties; (iv) any environmental liability; or (v) any liability for documentary stamp or other taxes that may be assessed on this Agreement. This indemnification shall survive termination or expiration of this Agreement.

18. Miscellaneous Provisions.

a. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or and in any documents delivered in connection herewith. No waiver by any party hereto of any right or remedy shall be effective unless in writing and signed by the party waiving said right or remedy. A waiver of a right or remedy under this Agreement is not a waiver of the right or remedy on any subsequent occasion.

b. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered or mailed, by first class mail, postage prepaid, by recognized overnight delivery services which provide proof of delivery or by facsimile to the party at the address set out herein above or to such other address as such party shall have specified by notice in writing to the other party. Any such notice shall be deemed to have been received on the date of actual receipt.

c. Sections and Other Readings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

d. Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Florida, exclusive of its choice of law rules. THE PARTIES HEREIN WAIVE TRIAL BY JURY. The parties agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Broward County in the State of Florida, and, if an action hereon is brought in the Florida Circuit Court, the parties herein agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located Broward County, Florida. In addition to any other relief to which Purchaser may be entitled, Client agrees to reimburse Purchaser for Purchaser’ reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, incurred in enforcing its rights under this Agreement, including, without limitation, in enforcing the security interest granted herein and/or preserving the collateral subject thereto.

e. Effective Date. This Agreement shall become effective upon acceptance and execution hereof by Purchaser’ authorized representative.

f. Reliance by Purchaser/Review of SEC Documents. All representations and warranties made by Client herein are true and correct and Client acknowledges and understands that Purchaser has relied thereon in entering into this Agreement.  Purchaser acknowledges and understands that Client is a wholly-owned subsidiary of Paymeon, Inc. and that it has reviewed Paymeon, Inc.’s recent past and current filings with the Securities and Exchange Commission.

 g. Compliance by Client. Client agrees that if requested by Purchaser or counsel for Purchaser, to fully cooperate and adjust for clerical errors (including the payment of any amounts due) in this Agreement and in any or all closing documentation and/or to execute any additional documentation if deemed necessary or desirable in the reasonable discretion of Purchaser for any reason or purpose whatsoever in order to ensure Purchaser has a complete and accurately documented file. Client further agrees and covenants to cooperate with Purchaser in all respects in order to ensure that this Agreement and the other documentation executed this date will conform and be acceptable to Purchaser in all respects and in the marketplace in the instance of retention, transfer, sale or conveyance by Purchaser of its interest in and to said documentation, or to otherwise comply with Purchaser’ requirements. The provisions of this Section shall survive termination or expiration of this Agreement

h. Entire Agreement; Severability. This Agreement constitutes the entire agreement of the parties as to the subject matter set forth herein and may be amended or modified only by written instrument executed by both parties. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

i. Commercial Transaction. CLIENT ACKNOWLEDGES THAT THIS AGREEMENT EVIDENCES A COMMERCIAL TRANSACTION AND THAT IT COULD, UNDER CERTAIN CIRCUMSTANCES HAVE THE RIGHT UNDER FLORIDA STATUTES, AS FROM TIME TO TIME AMENDED, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF PURCHASER TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT AND/OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST CLIENT. NOTWITHSTANDING, CLIENT HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTWERWISE HAVE THE RIGHT UNDER SAID FLORIDA STATUTES AS FROM TIME TO TIME AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY PURCHASER OF ANY PREJUDGMENT REMEDY BY REASON OF THIS PURCHASE ORDER PURCHASE AGREEMENT, OR BY REASON OF CLIENT’S OBLIGATIONS OR ANY RENEWALS, AMENDMENTS, MODIFICATIONS OR EXTENSIONS OF THE SAME. CLIENT ALSO WAIVES ANY AND ALL OBJECTION WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY PURCHASER OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW.

IN WITNESS WHEREOF, this Agreement has been executed by each of the respective parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal of the Secretary of the corporate party hereto, if any, all on the date and year set out hereinafter.

PURCHASER:	CLIENT:

__________________________	PayMeOn Brands, Inc.

Name:____________________________________	Name:_________________________________

Its:_______________________________________	Its:____________________________________

SCHEDULE A

VALUE OF ACCEPTED PURCHASE ORDERS:

$

PURCHASE PRICE OF ACCEPTED PURCHASE ORDERS:

$